Exhibit 4.13

FIFTH AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Fifth Amendment to the Second Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is adopted by Merit Medical Systems, Inc. (the “Employer”) as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, on December 19, 2012, the Employer acquired all of the issued and outstanding stock of Thomas Medical Products, Inc. (“Thomas Medical”); and

WHEREAS, the Employer wishes to amend the Plan to address the participation of former Thomas Medical employees in the Plan and to grant prior service credit to Thomas Medical employees for purposes of vesting under the Plan; and

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows effective December 19, 2012:

1.    Section 64(b) of Article I of the Plan document, the definition of “Years of Service,” is amended to add the following sentence at the end thereof:

“In the case of any person who becomes an Employee as a result of directly transferring his or her employment from Thomas Medical Properties, Inc. to Merit Medical Systems, Inc. between December 19, 2012 and March 31, 2013 (including a transfer of employment resulting from a merger of Thomas Medical Properties, Inc. with and into Merit Medical Systems, Inc.), such Employee’s Hours of Service and periods of continuous prior service with Thomas Medical Properties, Inc. immediately prior to such transfer of employment shall be considered Hours of Service and periods of service with Merit Medical Systems, Inc. in computing Years of Service.”

2.    Article II B of the Plan document, relating to eligibility, is amended to add new subsection 3 to read as follows:

“3.    Any provision herein to the contrary notwithstanding, any person who becomes an Employee as a result of directly transferring his or her employment from Thomas Medical Properties, Inc. to Merit Medical Systems, Inc. between December 19, 2012 and March 31, 2013 (including a transfer of employment resulting from a merger of Thomas Medical Properties, Inc. with and into Merit Medical Systems, Inc.) shall be eligible to participate in the Plan commencing on the later of January 1, 2013 or the date he or she becomes an Employee of Merit Medical Systems, Inc. and shall not be required to satisfy the otherwise applicable 90-days of service requirement for Plan participation.”

3.    Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Employer has caused this Fifth Amendment to the Second Restatement of the Plan to be executed this 28th day of December, 2012.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer

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